Exhibit 23.2

Consent of BDO Kendalls Audit & Assurance (WA) Pty Ltd, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-164964) of Unilife Corporation of our report dated November 11, 2009 with respect to the balance sheet of Unilife Corporation as of June 30, 2009 and related statements of operations, statements of stockholders’ equity and comprehensive income and statements of cash flows for the fiscal years ended June 30, 2009 and 2008, which report appears in Unilife Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

/s/  BDO Kendalls Audit & Assurance (WA) Pty Ltd

Perth, Western Australia
September 28, 2010